SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to or Rule 14a-12

APPLIED IMAGING CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 19, 2005

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Applied Imaging Corp., a Delaware corporation (the “Company”), will be held on Thursday, May 19, 2005, at 8:00 a.m., local time, at the offices of the Company at 120 Baytech Drive, San Jose, California 95134, for the following purposes (as more fully described in the Proxy Statement accompanying this Notice):

1.	To elect two Class III directors of the Company to serve for terms of three years expiring upon the 2008 Annual Meeting of Stockholders or until their successors are elected.

2.	To authorize the Board of Directors to effect up to a 1-for-4 reverse stock split of the Company’s common stock.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on March 21, 2005, the record date, are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting. However, to assure your representation at the meeting, you are urged to authorize your proxy vote by: (1) accessing the internet web site, (2) calling the toll free number, or (3) marking, signing, dating and returning the enclosed Proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a Proxy.

FOR THE BOARD OF DIRECTORS

/s/    ROBIN STRACEY

Robin Stracey

President and Chief Executive Officer

San Jose, California

April 11, 2005

APPLIED IMAGING CORP.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed Proxy is solicited on behalf of the Board of Directors of Applied Imaging Corp., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on Thursday, May 19, 2005, at 8:00 a.m., local time, or at any adjournment thereof (the “Annual Meeting”). The Annual Meeting will be held at the offices of the Company at 120 Baytech Drive, San Jose, California 95134. The telephone number at that meeting location is (408) 719-6400.

This proxy statement and accompanying proxy card is expected to be mailed on or about April 11, 2005, to all stockholders entitled to vote at the meeting.

Record Date and Principal Share Ownership

Stockholders of record at the close of business on March 21, 2005 (the “Record Date”) are entitled to notice of and to vote at the meeting. The Company has one class of shares outstanding, designated Common Stock, $0.001 par value per share. On the Record Date, 19,088,018 shares of the Company’s Common Stock were issued and outstanding and held of record by approximately 118 stockholders. No shares of the Company’s Preferred Stock were outstanding.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Inspector of Elections at the principal offices of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Voting and Solicitation

Each stockholder is entitled to one vote for each share held as of the Record Date. Stockholders will not be entitled to cumulate their votes in the election of directors.

The cost of soliciting proxies will be borne by the Company. The Company expects to reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone or facsimile.

Quorum; Abstentions; Broker Non-Votes

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the “Inspector”) appointed for the meeting and will determine whether or not a quorum is present.

The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted “FOR”, “AGAINST” or “WITHHELD FROM” a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the “Votes Cast”) with respect to such matter.

While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business; and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

Broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether a proposal has been approved.

Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for the election of the two Class III directors, for the reverse stock split proposal to be implemented by the Board of Directors, and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be with respect to the items not marked.

Deadline for Receipt of Stockholder Proposals for 2006 Annual Meeting

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2006 Annual Meeting of Stockholders must be received by the Company no later than December 11, 2005 for consideration for possible inclusion in the proxy materials relating to that meeting. Stockholders who intend to submit a proposal or a nomination for director at the Company’s 2006 Annual Meeting without inclusion of such proposal or nomination in such proxy materials are required to provide advance notice to the Company no later than December 11, 2005.

IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, AND RETURN IT IN THE ENCLOSED ENVELOPE, OR AUTHORIZE THE PROXY VOTE BY TELEPHONE OR INTERNET PURSUANT TO THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. YOUR STOCK WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS YOU HAVE GIVEN IN THE PROXY. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY SIGNING AND RETURNING A LATER-DATED PROXY WITH RESPECT TO THE SAME SHARES, BY FILING WITH THE INSPECTOR OF ELECTIONS OF THE COMPANY A WRITTEN REVOCATION BEARING A LATER DATE OR BY ATTENDING AND VOTING IN PERSON AT THE ANNUAL MEETING.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company with respect to the beneficial ownership of its Common Stock as of March 15, 2005, by (i) each person who is known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each director and nominee for election; (iii) each executive officer named in the Summary Compensation Table under the heading “Executive Officer Compensation;” and (iv) all directors and executive officers as a group. Except as otherwise noted, the stockholders named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to applicable community property laws.

Name and Address	Shares Beneficially Owned	Approximate Percent Owned (1)
Individuals and Entities Affiliated with Special Situations Funds (2)	2,736,625	13.9%
153 East 53rd St., Suite 51
New York, NY 10002

Individuals and Entities Affiliated with SF Capital Partners Ltd. (3)	2,172,800	11.2%
153 East 53rd St., Suite 51
New York, NY 10002

Individuals and Entities Affiliated with New Enterprise Associates (4)	1,563,164	8.2%

Individuals and Entities Affiliated with Diker Micro-Value Fund, LP (5)	1,314,434	6.9%
745 Fifth Avenue, Suite 1409
New York, NY 10151
Jack Goldstein, Ph.D (6)	594,166	3.0%
Carl W. Hull (6)	475,840	2.4%
G. Kirk Raab (6)	252,500	1.3%
Diane Day (6)	217,918	1.1%
Barry Hotchkies (6)	209,286	1.1%
Padraig O’Kelly (6)	194,249	*
John F. Blakemore, Jr. (6)	145,262	*
Andre F. Marion (6)	74,702	*
Robin Stracey (6)	70,833	*
Pablo Valenzuela (6)	60,000	*

All current executive officers and directors as a group (10 persons) (6)	2,294,756	12.0%

*	Less than 1%.

(1)	Applicable percentage ownership is calculated by dividing (a) that stockholder’s beneficial ownership by (b) 19,088,018 shares of Common Stock outstanding as of March 15, 2005 together with applicable options or warrants for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

(2)	Consists of 932,378 shares and warrants to purchase 268,600 shares held by Special Situations Fund III, L.P., 891,172 shares and warrants to purchase 211,500 shares held by Special Situations Private Equity Fund, L.P. and 341,575 shares and warrants to purchase 91,400 shares held by Special Situations Cayman Fund, L.P. Austin W. Marxe and David M. Greenhouse, who are the controlling principals of AWM Investment Company, Inc. (“AWM”), the general partner of and investment adviser to Special Situations Cayman Fund, L.P., reported having shared voting and dispositive power over the shares held thereby. AWM also serves as the general partner of MGP Advisers Limited Partnership, the general partner of and investment adviser to Special Situations Fund III, L.P. Marxe and Greenhouse are also members of MG Advisers L.L.C., the general partner of and investment adviser to Special Situations Private Equity Fund, L.P.

(3)

Consists of 1,832,800 shares and warrants to purchase 340,000 shares. The shares are reported as directly owned by SF Capital Partners Ltd. Stark Offshore Management, LLC (“Stark Offshore”), acts as investment manager for, and has sole power to direct the management of, SF Capital. Each of Michael A. Roth and Brian J. Stark, the managing members of Stark Offshore Management, LLC, also report having shared voting and dispositive power over the shares.

(4)	Consists of 709,214 shares held by New Enterprise Associates V, Limited Partnership and 853,903 shares held by New Enterprise Associates VII, Limited Partnership, 23 shares held by Charles W. Newhall and 24 shares held by C. Richard Kramlich. Messrs. Newhall and Kramlich are general partners of New Enterprise Associates V, Limited Partnership and New Enterprise Associates VII, L.P., and disclaim beneficial ownership of the shares held by such entities except to the extent of their proportionate ownership therein.

(5)	Consists of 1,244,434 shares and warrants to purchase 70,000 shares. The shares are reported as directly owned by Diker Micro-Value Fund, LP. Diker GP, LLC, the general partner of Diker Micro-Value Fund, LP reports having shared voting and dispositive power over the shares directly owned by Diker Micro-Value Fund, LP. Diker Management, LLC. and certain accounts managed by Diker Management, LLC also reports having shared voting and dispositive power over the shares directly owned by Diker Micro-Value Fund, LP. Diker Management, LLC is the investment manager of Diker Value-Tech Fund, LP and the investment advisor of the accounts managed by it. Each of Charles M. Diker and Mark N. Diker, the managing members of each of Diker GP, LLC and Diker Management, LLC, also report having shared voting and dispositive power over the shares reported as beneficially owned by Diker GP, LLC and Diker Management LLC.

(6)	Includes shares issuable upon exercise of options exercisable within 60 days of March 15, 2005 as follows: Mr. Goldstein, 581,666 shares; Mr. Hull, 462,290 shares; Mr. Raab, 240,000 shares; Mr. Hotchkies, 172,186 shares; Mr. Stracey, 70,833 shares; Mr. Blakemore, 65,000 shares; Mr. O’Kelly, 194,249 shares; Ms. Day, 141,249; Mr. Marion, 70,000 shares; Mr. Valenzuela, 60,000 shares; all directors and executive officers as a group, 2,057,473 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors, officers and beneficial owners of more than 10% of the Company’s Common Stock to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely on its review of the copies of such reports received by it, or written representations from reporting persons, the Company believes that during the fiscal year ended December 31, 2004, its officers, directors and holders of more than 10% of the Company’s Common Stock complied with all Section 16(a) filing requirements.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Directors and Nominees for Director

Pursuant to the Company’s Restated Certificate of Incorporation and Bylaws, the Company’s Board of Directors is currently comprised of up to eight persons, divided into three classes serving staggered terms of three years. Currently, there are two directors in Class I, two directors in Class II, and two directors in Class III. There are two unfilled director positions, one in Class I and one in Class II. Two Class III directors are to be elected at the Annual Meeting. The Class I and Class II directors will be elected at the Company’s 2006 and 2007 Annual Meetings of Stockholders, respectively. Each of the two Class III directors elected at the Annual Meeting will hold office until the 2008 Annual Meeting of Stockholders, or until the earlier of their resignation or removal.

In the event that any nominee for director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies in their discretion for any nominee who is designated by the current Board of Directors to fill the vacancy. It is not expected that any of the nominees will be unavailable to serve.

The names of the two Class III nominees for election to the Board of Directors at the Annual Meeting, their ages as of the Record Date, and certain information about them are set forth below. The names of the current Class I and Class II directors with unexpired terms, their ages as of the Record Date, and certain information about them are also stated below.

Name	Age	Position	Director Since
Nominees for Class III Director
Andre F. Marion (1)	66	Consultant. Director of Cygnus Corporation, Molecular Devices Corp. and Aclara Biosciences Corp.	1995
Pablo Valenzuela, Ph.D. (1) (2)	62	President, Bios Chile.	1999

Continuing Class I Directors
Jack Goldstein, Ph. D	57	President and Chief Operating Officer, Chiron Corporation	1997
Carl W. Hull	47	Vice President and General Manager, SDS/Arrays, Applied Biosystems, Inc.	2000

Continuing Class II Directors
John F. Blakemore, Jr. (1) (2)	65	Consultant. Director of General Lasertronics Corp.	1987
G. Kirk Raab (2)	69	Chairman. Chairman of the Board of Connetics, Inc.	1996

(1)	Member of Audit Committee, and Nominating and Corporate Governance Committee.
(2)	Member of Compensation Committee.

There are no family relationships among any directors or executive officers of the Company. The Board of Directors has determined that directors Marion, Valenzuela, Blakemore and Raab are independent directors as defined by the Nasdaq Marketplace Rules.

Directors to be Elected at the Annual Meeting

Andre F. Marion has been a director of the Company since November 1995. Mr. Marion was a founder of Applied Biosystems, Inc., a supplier of instruments for biotechnology research, and served as its Chief Executive Officer from 1986 to 1993, and its Chairman of the Board from 1987 to February 1993, when it merged with the

Perkin Elmer Corporation, a manufacturer of analytical instruments. Mr. Marion served as Vice President of Perkin Elmer and President of its Applied Biosystems Division until his retirement in February 1995. Mr. Marion is an independent consultant and also a director of Cygnus Corporation, Molecular Devices Corp. and Aclara Biosciences Corp. Mr. Marion holds a degree in engineering from the French Ecole Nationale Superieure d’Ingenieurs Arts et Metiers in both Mechanical and Electronic Engineering.

Pablo Valenzuela Ph.D. has been a director of the Company since April 1999. Dr. Valenzuela, has over 20 years of experience in the biotechnology industry, and is currently President and founder of Bios Chile. Dr. Valenzuela was a co-founder of Chiron Corporation and served as Chiron’s Senior Vice President, Biological Research and Development until his retirement in 2000. Dr. Valenzuela holds a Ph.D. from Northwestern University.

Directors Whose Terms Extend Beyond the Annual Meeting

Jack Goldstein, Ph.D. has been a director of the Company since May 1997. Since February 2005, Dr. Goldstein has been President and Chief Operating Officer of Chiron Corporation. Previously, Dr. Goldstein was President of Chiron Corporation’s Blood Testing division, Vice President of Chiron and also served as a member of Chiron’s executive committee. Prior to joining Chiron, he was CEO of the Company from April 1997 through January 2001 and Chairman of the Board from April 1999 through November 2002. Dr. Goldstein holds a B.A. degree in Biology from Rider University, an M.S. in Immunology and a Ph.D. in Microbiology from St. John’s University.

Carl W. Hull has been a director of the Company since May 2000. Mr. Hull is Vice President and General Manager of the SDS/Arrays division of Applied Biosystems, Inc. Prior to joining Applied Biosystems in January 2005, Mr. Hull held a variety of positions with the Company. Mr. Hull joined the Company as Vice President of Worldwide Marketing in August 1997. In January 1999 he also became Vice President of Sales. In September 1999, Mr. Hull was appointed President and Chief Operating Officer. In January 2001 he was appointed President and Chief Executive Officer. From 1982 to 1996, he served in various marketing and sales management positions at Abbott Laboratories. Mr. Hull received his M.B.A. from the University of Chicago and a B.A. in Political Science and International Relations at The Johns Hopkins University.

John F. Blakemore, Jr. has been a director of the Company since December 1987 and has 30 years of general and financial management experience. Since 1987 he has been an independent investor and consultant. Mr. Blakemore was also a director, Vice President and CFO of Pro-Log Corp., an industrial computer company. Mr. Blakemore holds a B.S. in Mechanical Engineering and an M.B.A. from Stanford University.

G. Kirk Raab has been a director of the Company since 1996 and was elected Chairman of the Board in November 2002. From 1985 to January 1990, Mr. Raab served as President, Chief Operating Officer and a Director of Genentech, Inc., and from January 1990 to July 1995, he served as Genentech’s President, Chief Executive Officer and a Director. Prior to joining Genentech, Inc. in 1985, Mr. Raab was President, Chief Operating Officer, and a Director of Abbott Laboratories, and before that, held executive positions with Beecham Group, A.H. Robins and Pfizer, Inc. He is also Chairman of Protalex Inc., Chairman of Connetics Corporation and a director of various private companies. Mr. Raab is a Trustee Emeritus of Colgate University, an honorary fellow of Exeter College of Oxford University, England. He holds an A.B. degree from Colgate University.

Required Vote

The two nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as Class III directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect under Delaware law.

Board of Directors Meetings and Committees

The Board of Directors held 6 regular meetings during the year ended December 31, 2004. Director Pablo Valenzuela attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which he served during the year ended December 31, 2004. No other incumbent director attended fewer than 75% of the Board and committee meetings held during the year ended December 31, 2004. All of the directors attended the Company’s previous annual meeting.

The Board of Directors has an Audit Committee, Compensation Committee and a Nominating and Corporate Governance Committee. From time to time, the Board has created various ad hoc committees for special purposes. No such committee is currently functioning.

The Company has a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, consisting of directors Blakemore, Marion, and Valenzuela, all of whom are independent under the listing standards of the Nasdaq Stock Market. The Audit Committee reviews the internal accounting procedures of the Company, and reviews with management and the Company’s independent accountants the Company’s audited financial statements and quarterly reports that are filed with the SEC. The Committee is also responsible for evaluating the performance and fees of the Company’s independent accountants and recommending to the Board the appointment of the Company’s independent accountants. The Audit Committee does not have a member who meets the requirements of financial expert as defined by the Securities and Exchange Commission. The Audit Committee held 14 meetings in 2004.

The Compensation Committee consists of directors Blakemore, Raab and Valenzuela. The Compensation Committee reviews and recommends to the Board the compensation and benefits of all executive officers of the Company and establishes and reviews general policies relating to compensation and benefits of employees of the Company. The Compensation Committee held three meetings during 2004.

The Nominating and Corporate Governance Committee (the “Nominating Committee”) consists of directors Blakemore, Marion, and Valenzuela, all of whom are independent under the listing standards of the Nasdaq Stock Market. The Nominating Committee assists the Board in identifying qualified individuals to become directors, determines the composition of the Board and its committees, monitors the process to assess Board effectiveness and helps develop and implement the Company’s corporate governance guidelines. The Nominating Committee was formed in April 2004 and did not hold a meeting during 2004.

The consideration of any candidate for director will be based on the Nominating Committee’s assessment of the individual’s background, skills and abilities, and if such characteristics qualify the individual to fulfill the needs of the Board at that time. The Committee does not assign any particular weighting or priority to any particular factor it may consider. Candidates for director may be identified by management, other directors or by advisors to the Company. The Nominating Committee may employ an executive search firm to assist it in future searches for potential board candidates.

The Audit, Compensation and Nominating Committees operate under written charters adopted by the Board. These charters are available on the Company’s website at http://www.aicorp.com.

Code of Business Ethics

The Company has a Code of Business Ethics (the “Code”) that applies to all employees and officers. In 2004, the Code was extended to apply to Directors. In addition, the Chief Executive Officer, Chief Financial Officer and all members of Applied Imaging’s Finance Department are bound by the Company’s Financial Code of Ethics specified within the Code. A copy of the Code was filed with the Company’s Annual Report on Form 10-K.

Communications With Directors

Stockholders may communicate concerns to any director, committee member or the Board by writing to the Company’s Corporate Secretary at the Company’s offices at 120 Baytech Drive, San Jose, California 95134 with a request to forward the same to the intended recipient. In general, all stockholder communication delivered to the Company’s Corporate Secretary for forwarding to the Board or specified Board members will be forwarded in accordance with the stockholder’s instructions. However, the Corporate Secretary reserves the right to not forward to Board members any abusive, threatening or otherwise inappropriate materials.

Compensation of Directors

Messrs. Blakemore, Marion, Goldstein and Valenzuela receive $1,200 per regular meeting attended, and all directors receive reimbursement of travel expenses from the Company for their service as members of the Board of Directors. Mr. Raab receives $50,000 per year for his services as Chairman of the Board. Committee members receive $500 for attendance at committee meetings, unless the committee meets on the same dame day as a Board of Directors meeting. Each director who is not also an employee or consultant of the Company (an “Outside Director”) receives an option to purchase 25,000 shares upon joining the Board of Directors and subsequent annual options to purchase 10,000 shares. It is expected that, consistent with past grants to Outside Directors, each option granted will become exercisable ratably over a four-year period. The term of such options has been and is expected to be ten years from the date of grant, provided that such options shall terminate three months following the termination of the optionee’s status as a director (or twelve months if the termination is due to death or disability.) The exercise price of all options granted has been and is expected to be equal to the fair market value of the Company’s Common Stock on the date of the grant, as determined in accordance with the applicable option plan.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES SET FORTH HEREIN.

PROPOSAL NO. 2

APPROVAL OF REVERSE STOCK SPLIT

The Board of Directors has recommended that the stockholders approve a proposal to permit the Board of Directors to amend the Company’s Restated Certificate of Incorporation to effect up to a 1-for-4 reverse stock split of its Common Stock; the final ratio shall be determined by the Board of Directors within twelve months from the annual meeting. If the Company’s stockholders approve this proposal, the Board of Directors will have the sole discretion to elect, as it determines to be in the best interests of the Company and the Company’s stockholders, whether or not to effect the reverse stock split, and if so, the specific ratio to be used and the exact timing of the reverse stock split. Upon implementation of the reverse stock split, up to 4 shares of the Company’s Common Stock will be automatically converted into one share of Common Stock. While the Board of Directors has authority to effectuate the reverse stock split for a twelve month period, it is expected that based upon the Company’s current stock price the Company will effect the reverse stock split shortly after the Annual Meeting should the stockholders approve the proposal.

The reverse stock split will only become effective upon filing a Certificate of Amendment to the Company’s Restated Certificate of Incorporation (the “Certificate of Amendment”). The form of Certificate of Amendment to effect the reverse stock split is attached to this Proxy Statement as Annex A and the following discussion is qualified in its entirety by the full text of the Certificate of Amendment.

Purposes of the Reverse Stock Split

The Company’s common stock is presently listed on The Nasdaq SmallCap Market. The listing eligibility requirements of The Nasdaq SmallCap Market require the Company to comply with certain maintenance standards, including a minimum stock price of $1.00. On July 29, 2004, the Nasdaq staff notified the Company of its failure to maintain a minimum $1.00 per share bid price of its common stock in violation of Marketplace Rule 4310(c)(8)(D). At that time, the Company was given until January 25, 2005 to regain compliance with the minimum bid price requirement.

In December 2004, the Company requested and was granted an appeal hearing before a Nasdaq Listing Qualifications Panel to review a separate SEC reporting delinquency resulting in delisting proceedings and to address the pending minimum bid price deficiency. On February 10, 2005, the Company received a ruling by the Nasdaq Listing Qualifications Panel of The Nasdaq Stock Market concerning the continued listing of the Company’s securities on The Nasdaq SmallCap Market. The Nasdaq Listing Qualifications Panel determined to grant the Company’s request for continued listing on The Nasdaq SmallCap Market subject to several conditions, including (i) the filing on or before March 30, 2005 of a proxy statement evidencing the Company’s intent to seek stockholder approval for a reverse stock split to remedy the Company’s failure to maintain a minimum $1.00 per share bid price; and (ii) the receipt of evidence of a closing bid price of $1.00 per share on or before May 20, 2005, and a closing bid price of at least $1.00 per share for a minimum of ten consecutive business days immediately thereafter.

The Company believes that maintaining its listing on The Nasdaq SmallCap Market is in the best interests of the stockholders. A delisting from the Nasdaq SmallCap Market may adversely impact the Company’s stock price, as well as the Company’s liquidity and the ability of its stockholders to purchase and sell their shares in an orderly manner. Furthermore, a delisting of the Company’s shares from the Nasdaq SmallCap Market could damage its general business reputation and impair its ability to raise additional funds. Any of the foregoing events could have a material adverse effect on the Company’s business, financial condition and operating results.

In addition, an increased stock price may encourage investor interest and improve the marketability and liquidity of the Company’s Common Stock. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of the Company’s Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. Although the liquidity of the Company’s Common Stock may be adversely affected by a reverse stock split given the reduced number of shares that would be outstanding after the reverse stock split, the Board of Directors believes that the anticipated higher market price and the possibility of maintaining its listing on The Nasdaq SmallCap Market may reduce, to some extent, the negative effects on the liquidity and marketability of the Common Stock inherent in some of the policies and practices of institutional investors and brokerage firms described above.

The Company cannot predict, however, whether a reverse stock split would achieve the desired result of maintaining its listing on The Nasdaq SmallCap Market. The price per share of the Company’s Common Stock is also a function of the Company’s financial performance and other factors, some of which may be unrelated to the number of shares outstanding. Accordingly, there can be no assurance that the closing bid price of the Company’s Common Stock after a reverse stock split would increase in an amount proportionate to the decrease in the number of issued and outstanding shares, or would increase at all, or that any increase can be sustained for a prolonged period of time or a sufficient amount of time such that the Company may regain compliance with Nasdaq.

As of the Record Date, the Company had outstanding 19,088,018 shares of Common Stock and the Company’s closing stock price on The Nasdaq SmallCap Market on that date was $0.51 per share, resulting in a market capitalization of approximately $9.7 million. By effectuating a reverse stock split, the Company will decrease the number of shares outstanding, which should result in a proportionate increase in the price of the Company’s Common Stock.

The Board of Directors believes that stockholder approval of a range of exchange ratios (rather than a fixed exchange ratio) provides the Company with the flexibility to achieve the desired results of the reverse stock split. If the stockholders approve this proposal, the Board of Directors would effect a reverse stock split only upon the Board’s determination that a reverse stock split would be in the best interests of the stockholders at that time. To effect a reverse stock split, the Board would set the timing for such a split and select the specific ratio within the range set forth herein. No further action on the part of stockholders will be required to either implement or abandon the reverse stock split. If stockholders approve the proposal, and the Board of Directors determines to implement the reverse stock split, the Company would communicate to the public, prior to the effective date of the reverse split, additional details regarding the reverse split, including the specific ratio the board selects. If the Board of Directors does not implement the reverse stock split within 12 months from the annual meeting, the authority granted in this proposal to implement the reverse stock split will terminate. The Board of Directors reserves its right to elect not to proceed, and abandon, the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of the Company’s stockholders. While the Board of Directors has authority to effectuate the reverse stock split for a twelve month period, it is expected that the Company will effect the reverse stock split shortly after the Annual Meeting in order to comply with the requirements for continued listing on The Nasdaq SmallCap Market as determined by The Nasdaq Listing Qualifications Panel.

Effects of the Reverse Stock Split

Common Stock

The Company’s Common Stock is currently registered under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), and the Company is subject to the periodic reporting and other requirements of the

Exchange Act. No reverse stock split within the range of ratios proposed will affect the registration of the Company’s Common Stock under the Exchange Act. If the reverse stock split is implemented, the Company’s Common Stock will continue to be listed on the Nasdaq SmallCap Market under the symbol “AICX.”

Assuming the reverse stock split is approved by the stockholders and implemented by the Company, after the effective date of the reverse stock split, each stockholder will own fewer shares of the Company’s Common Stock. However, the reverse stock split will affect all of the Company’s stockholders uniformly and will not affect any stockholder’s percentage ownership interests in us, except to the extent that the reverse stock split results in any of the Company’s stockholders owning a fractional share as described below. Proportionate voting rights and other rights and preferences of the holders of the Company’s Common Stock will not be affected by the reverse stock split other than as a result of the payment of cash in lieu of fractional shares. Further, the number of stockholders of record will not be affected by the reverse stock split, except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the reverse stock split, as discussed below.

A reverse stock split is likely to result in some stockholders owning “odd-lots” of fewer than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions on “round-lots” of even multiples of 100 shares. A reverse stock split would not change the number of authorized shares of the Common Stock as designated by the Company’s Restated Certificate of Incorporation. Therefore, because the number of issued and outstanding shares of Common Stock would decrease, the number of shares remaining available for issuance under the Company’s authorized pool of Common Stock would increase.

These additional shares of Common Stock would be available for issuance from time to time for corporate purposes such as raising additional capital, acquisitions of companies or assets and sales of stock or securities convertible into or exercisable for Common Stock. The Company believes that the availability of the additional shares will provide the Company with the flexibility to meet business needs as they arise and to take advantage of favorable opportunities. If the Company issue additional shares for any of these purposes, the ownership interest of the Company’s current stockholders would be diluted. Although the Company continually examines potential acquisitions of companies or assets or other favorable opportunities, there are no current plans or arrangements to issue any additional shares of the Company’s Common Stock.

This proposal has been prompted solely by the business considerations discussed in the preceding paragraphs. Nevertheless, the additional shares of Common Stock that would become available for issuance if a reverse stock split is effected could also be used by the Company’s management to oppose a hostile takeover attempt or delay or prevent changes in control or changes in or removal of management, including transactions that are favored by a majority of the stockholders or in which the stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner. For example, without further stockholder approval, the Board of Directors could sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board of Directors. The Board of Directors is not aware of any pending takeover or other transactions that would result in a change in control of the Company, and the proposal was not adopted to thwart any such efforts.

The following table depicts, by way of example, the potential effects of the reverse stock split, assuming certain exchange ratios within the range to be approved, upon the number of shares of Common Stock outstanding, the number of shares of Common Stock reserved for future issuance and the number of authorized but unissued shares of Common Stock that would be available for issuance after the reverse stock split at each given ratio. As discussed above, the number of shares authorized for issuance under the Company’s Restated Certificate of Incorporation would remain unaffected by the reverse stock split.

Reverse Stock Split Ratio	Common Stock Outstanding		Shares Reserved for Issuance upon Exercise of Options and Warrants		Shares Available for Future Issuance under Equity Compensation Plans
Before Split	19,088,018		4,940,460		1,085,220
1-for-2	9,544,009	(1)	2,470,230	(2)	542,610
1-for-3	6,362673	(1)	1,646,820	(2)	361,740
1-for-4	4,772,005	(1)	1,235,115	(2)	271,305

(1)	Represents the total number of shares of Common Stock outstanding after the reverse stock split, but without giving effect to any changes resulting from the payment of cash in lieu of fractional shares.

(2)	Represents the total number of shares reserved for issuance pursuant to outstanding options and warrants, but without giving effect to any changes resulting from the payment of cash in lieu of fractional shares.

Options and Warrants

In addition, all outstanding options and warrants to purchase shares of the Company’s Common Stock would be adjusted as a result of any reverse stock split, as required by the terms of those securities. In particular, the number of shares issuable upon the exercise of each instrument would be reduced, and the exercise price per share, if applicable, would be increased, in accordance with the terms of each instrument and based on the ratio of the reverse stock split. Also, the number of shares reserved for issuance under the Company’s existing stock option and equity incentive plans would be reduced proportionally based on the ratio of the reverse stock split.

Fractional Shares

No fractional shares of the Company’s Common Stock will be issued as a result of the proposed reverse stock split. Instead, stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the exchange ratio will, upon surrender to the exchange agent of the certificates representing such fractional shares, be entitled to receive cash in an amount equal to the fair market value of any such fractional shares as described below.

In lieu of issuing fractional shares, the Company may either: (i) directly pay each stockholder who would otherwise be entitled to receive a fractional share an amount in cash equal to the closing stock price of the Company’s Common Stock, as quoted on the Nasdaq SmallCap Market the day after the reverse stock split becomes effective, multiplied by the fractional share amount, or (ii) make arrangements with its transfer agent or exchange agent to aggregate all fractional shares otherwise issuable in the reverse stock split and sell these whole shares as soon as possible after the effective date at then prevailing market prices on the open market on behalf of those holders, and then pay each such holder his or her ratable portion of the sale proceeds.

Implementation and Exchange of Stock Certificates

If the Company’s stockholders approve this proposal and the Company’s Board of Directors decides to effectuate a reverse stock split, the Company will file an amendment to the Company’s Restated Certificate of Incorporation with the Delaware Secretary of State. The reverse stock split will become effective at the time specified in the amendment, which the Company expects to be the next business day after the filing of the amendment, and which the Company refers to as the effective date.

As of the effective date of the reverse stock split, each certificate representing shares of the Company’s Common Stock before the reverse stock split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of the Company’s Common Stock resulting from the reverse stock split, except that holders of unexchanged shares would not be entitled to receive any dividends or other distributions payable by the Company after the effective date until they surrender their old stock certificates for exchange. All shares underlying options and warrants and other securities would also be automatically adjusted on the effective date.

The Company’s transfer agent, Wells Fargo Shareholder Services, is expected to act as the exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the effective date, stockholders and holders of securities exercisable for the Company’s Common Stock would be notified of the effectiveness of the reverse stock split. Stockholders of record would receive a letter of transmittal requesting them to surrender their old stock certificates for new stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. Persons who hold their shares in brokerage accounts or “street name” would not be required to take any further actions to effect the exchange of their shares. No new certificates would be issued to a stockholder until such stockholder has surrendered any outstanding certificates together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the reverse stock split would continue to be valid and would represent the adjusted number of shares based on the ratio of the reverse stock split. Stockholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

No Dissenters Rights

In connection with the approval of the reverse stock split, stockholders of the company will not have a right to dissent and obtain payment for their shares under Delaware law or the Company’s Restated Certificate of Incorporation or Bylaws.

Tax Consequences to Common Stockholders

The following discussion sets forth the material United States federal income tax consequences which management believes will apply with respect to the Company and the stockholders of the Company who are United States holders as a result of the reverse stock split. This discussion does not address the tax consequences of transactions effectuated prior to or after the reverse stock split, including, without limitation, the tax consequences of the exercise of options, warrants or similar rights to purchase stock. Furthermore, no foreign, state or local tax considerations are addressed herein. For this purpose, a United States holder is a stockholder that is: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Other than with respect to any cash payments received in lieu of fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-reverse stock split shares for post-reverse stock split shares. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split (including any fraction of a new share deemed to have been received) will be the same as the stockholder’s aggregate tax basis in the pre-reverse stock split shares exchanged therefor. The stockholder’s holding period for the post-reverse stock split shares will include the period during which the stockholder held the pre-reverse stock split shares surrendered in the reverse stock split.

A stockholder who receives cash in lieu of a fractional share that would otherwise be issued in the reverse stock split will be deemed for federal income tax purposes to have first received the fractional share, with a basis and holding period determined in accordance with the foregoing paragraph. The Stockholder will then be deemed to have sold that fractional share to the back to the Company for the cash actually received. The receipt of cash instead in the deemed sale of a fractional share will result in a taxable gain or loss equal to the difference between the amount of cash received and the holder’s adjusted federal income tax basis in the fractional share. Gain or loss will generally be a capital gain or loss. Capital gain of a noncorporate United States holder is generally taxed at a lower rate than other income where the property has a holding period of more than one year. Deduction of capital losses are subject to limitation.

Tax Consequences for the Company

The Company should not recognize any gain or loss as a result of the reverse stock split.

Vote Required

Approval of the Certificate of Amendment and the reverse stock split will require the affirmative vote of a majority of the issued and outstanding shares of Common Stock.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE REVERSE STOCK SPLIT PROPOSAL.

EXECUTIVE OFFICERS

The executive officers of the Company, who are appointed by the board of directors, are as follows:

Name	Age	Position
Robin Stracey	45	President and Chief Executive Officer
Terence J. Griffin	42	Corporate Vice President and Chief Financial Officer
Diane C. Day	50	Corporate Vice President, RA/QA and Clinical Affairs
Padraig O’Kelly	45	Corporate Vice President Product Development and Manufacturing

Robin Stracey joined the Company in November 2003 as President and Chief Operating Officer. Mr. Stracey has over 20 years of diagnostic and life sciences experience, and an extensive international operating background. Mr. Stracey was promoted as Chief Executive Officer in January 2005. Prior to joining Applied Imaging, Mr. Stracey was the Vice President and General Manager of a Chromatography and Mass Spectrometry business unit of Thermo Electron Corporation, where he was responsible for all aspects of a business unit providing sophisticated capital equipment and consumables to drug discovery, clinical and life sciences customers worldwide. Mr. Stracey was also previously a Corporate Vice President of Dade Behring and the General Manager of Syva Inc., a leading supplier of specialized diagnostic reagents. Mr. Stracey has a BSc degree with honors in life sciences from the University of Nottingham in the United Kingdom. He is a graduate of the Executive Program at the Stanford University Graduate School of Business.

Terence J. Griffin joined the Company in March 2005 as Corporate Vice President and Chief Financial Officer. Mr. Griffin was previously a consultant to the Company’s Audit Committee. Prior to joining Applied Imaging, Mr. Griffin was the Vice President, Chief Financial Officer and Secretary of Symphonix Devices, Inc., a medical technology company that developed products to improve communication ability and quality of life for the hearing-impaired from April 2000 to April 2004. From June 1999 to March 2000, Mr. Griffin was Vice President and Chief Financial Officer of Zangle, Inc., a software company providing real-time student information to parents via the internet. From 1993 to March 2000, Mr. Griffin was Sr. Vice President and Chief Financial Officer of Insync Systems Inc. a manufacturer of sub systems for the semiconductor industry. Mr. Griffin received a BS in accounting from Loyola Marymount University.

Diane C. Day joined the Company in May 2000 as Corporate Vice President, RA/QA and Clinical Affairs. Ms. Day has over 15 years experience in regulatory affairs, clinical trials, and quality systems. Most recently, she was Vice President of Regulatory Affairs and Quality for Abaxis, Inc., a medical products company manufacturing point-of-care blood analysis systems. Prior to that, Ms. Day held a number of regulatory, clinical, and quality management positions with Chiron Corporation and Ciba Corning Diagnostics from July 1990 to July 1997. Ms Day holds a Bachelor in Biological Sciences from San Francisco State University and an M.B.A. from Notre Dame, Belmont CA.

Padraig S. O’Kelly joined the Company in June 1992 as Engineering Director and was responsible for the introduction of the Company’s CytoVision™ product family. He was promoted to Corporate Vice President Product, Development and Manufacturing for the Company in October 1999 with responsibility for all instrumentation product development and manufacturing operations. He was named Managing Director of the Company’s UK subsidiary in January 2005. From 1982 to 1992, he held a number of management and senior engineering positions in Marconi Simulation, part of the General Electric Company, a manufacturer of simulation and training systems for military and commercial applications. Prior to that, he worked at Ferranti Ltd., designing control software for inertial navigation systems. Mr. O’Kelly holds a BSc in mathematics from Imperial College, London.

EXECUTIVE COMPENSATION

Executive Officer Compensation

Summary Compensation Table. The following table sets forth information for the years ended December 31, 2002, 2003 and 2004 regarding the compensation of the Company’s Chief Executive Officer and each of the Company’s four other most highly compensated executive officers whose total annual salary and bonus for such fiscal years were in excess of $100,000 in 2004 (the “Named Executive Officers”).

Summary Compensation Table

Long Term Compensation
Name and Principal Position		Annual Compensation		All Other Annual Compensation ($)	Securities Underlying Options	All Other Compensation ($)
	Year	Salary ($)	Bonus ($)
Carl W. Hull (1) Chief Executive Officer	2004 2003 2002	239,583 250,000 180,000	— — 50,000	— — —	— 80,000 125,000	165,782 2,887 31,605	(5) (5) (5)
Barry Hotchkies (2) Executive Vice President and Chief Financial Officer	2004 2003 2002	126,667 190,050 164,000	— — 18,000	— — —	— 40,000 50,000	4,831 6,517 5,797	(6) (6) (6)
Robin Stracey (3) President and Chief Executive Officer	2004 2003	233,004 29,125	40,000 —	— —	— 200,000	6,672 —	(7) (7)
Diane C. Day Corporate Vice President, RA/QA and Clinical Affairs	2004 2003 2002	148,750 140,000 130,000	— — 18,000	— — —	40,000 40,000 50,000	5,846 4,581 2,799	(8) (8) (8)
Padraig S. O’Kelly Corporate Vice President Product Development and Manufacturing	2004 2003 2002	160,190 136,700 114,380	— — 17,458	— — —	40,000 55,000 61,000	22,609 19,295 17,631	(9) (9) (9)
Virginia M. Garcia Controller (4)	2004 2003 2002	106,213 99,300 94,500	— — 2,000	— — —	10,000 4,000 4,000	4,309 2,979 2,865	(10) (10) (10)

(1)	Mr. Hull’s employment with the Company terminated on December 31, 2004.

(2)	Mr. Hotchkies’s employment with the Company terminated on August 31, 2004.

(3)	Mr. Stracey was appointed as the Company’s President and Chief Executive Officer on January 1, 2005.

(4)	Ms. Garcia’s was the Company’s interim principal financial and accounting officer after the departure of Mr. Hotchkies. Ms. Garcia’s employment with the Company terminated on February 24, 2005.

(5)	For 2004 consists of $132,000 of severance paid, $26,110 of accrued vacation paid, $6,008 contributed to the Company’s retirement plan and $1,664 in insurance premiums paid by the Company; for 2003 consists of $1,688 contributed to the Company’s retirement plan and $1,199 in insurance premiums paid by the Company; and for 2002, consists of $23,834 forgiveness of a relocation loan, $6,900 contributed to the Company’s retirement plan and $871 in insurance premiums paid by the Company.

(6)	For 2004 consists of $3,800 contributed to the Company’s retirement plan and $1,031 in insurance premiums paid by the Company; for 2003, consists of $5,701 contributed to the Company’s retirement plan and $816 in insurance premiums paid by the Company; and for 2002, consists of $4,931 contributed to the Company’s retirement plan and $866 in insurance premiums paid by the Company.

(7)	For 2004 consists of $4,668 contributed to the Company’s retirement plan and $2,004 in insurance premiums paid by the Company.

(8)	For 2004 consists of $4,482 contributed to the Company’s retirement plan and $1,364 in insurance premiums paid by the Company; for 2003, consists of $3,850 contributed to the Company’s retirement plan and $731 in insurance premiums paid by the Company; and for 2002, consists of $2,113 contributed to the Company’s retirement plan and $686 in insurance premiums paid by the Company.

(9)	For 2004 consists of $9,099 contributed to a private pension scheme and $13,510 car allowance paid by the Company; for 2003, consists of $7,766 contributed to a private pension scheme and $11,529 car allowance paid by the Company; and for 2002 consists of $7,096 contributed to a private pension scheme and $10,535 car allowance paid by the Company.

(10)	For 2004 consists of $3,192 contributed to the Company’s retirement plan and $1,117 in insurance premiums paid by the Company; for 2003, consists of $2,979 contributed to the Company’s retirement plan and for 2002, consists of $2,865 contributed to the Company’s retirement plan.

Option Grants in Last Fiscal Year. The following table sets forth each grant of stock options made during the fiscal year ended December 31, 2004 to each of the Named Executive Officers:

Option Grants in Fiscal 2004

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (4)
Name	Number of Securities Underlying Options Granted (1)	% of Total Options Granted to Employees in Fiscal 2004(2)	Exercise or Base Price ($/Sh) (3)	Expiration Date	5% ($)	10% ($)
Carl W. Hull	—	—	$—	—	$—	$—
Barry Hotchkies	—	—	—	—	—	—
Robin Stracey	—	—	—	—	—	—
Diane C. Day	40,000	11%	.53	11/17/2014	13,333	33,787
Padraig S. O’Kelly	40,000	11%	.53	11/17/2014	13,333	33,787
Virginia M. Garcia	10,000	3%	.53	11/17/2014	3,333	8,446

(1)	Options were granted under the 1998 Plan and generally vest over four years from the date of commencement of employment.

(2)	Based on an aggregate of 374,000 options granted by the Company in the year ended December 31, 2004 to employees of and consultants to the Company, including the Named Executive Officers.

(3)	The exercise price per share of each option was equal to the closing price of the Common Stock at close of market on the last trading day before the date of grant as determined by the Board of Directors.

(4)	The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the fair market value of the Company’s Common Stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. The assumed rates of appreciation are specified in SEC rules and do not represent the Company’s estimate or projection of future stock prices. Actual gains, if any, resulting from stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and the option holders’ continued employment through the vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

Option Exercises in Last Fiscal Year and Fiscal Year End Option Values. No stock option exercises occurred during the year ended December 31, 2004 by the Named Executive Officers.

Equity Compensation Plan Information

The following table sets forth the information with respect to equity compensation plans at December 31, 2004.

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,520,870	2.09	1,085,220	(1)
Equity compensation plans not approved by security holders	—		—

Total	3,520,870	$2.09	1,085,220

(1)	This number includes 184,965 shares that were available for issuance under the Employee Stock Purchase Plan and 900,255 shares that were available for issuance under the 1998 Incentive Stock Option Plan in each case as of December 31, 2004.

Employment Agreements, Termination of Employment and Change in Control Arrangements

Each of the executive officers of the Company listed on page 15 has entered into an Employment Agreement that provides for severance benefits in the event of involuntary termination. In the case of involuntary termination following a change of control of the Company the severance benefits include full vesting of all outstanding stock options and the payment of salary and health coverage for a period of time following such termination. All executive officers are employed “at-will” and their employment may be terminated at any time by either the Company or the employee.

In October 2001, as amended February 2002, the Company established The Applied Imaging Corp. Retention Incentive Program to provide retention incentives to officers and outside directors in the event of a change in control of the Company, and approval by the Board of Directors of any such incentive payment. Outside directors will be entitled to receive $50,000 and officers will be entitled to receive 50% of their annual salary.

In October 2001, the Company entered into an employment agreement with its then Chief Executive Officer, Carl Hull. Under the terms of that agreement, Mr. Hull received an annual salary which was $250,000 for 2004, and an annual bonus of up to 35% of his annual salary. He was also eligible for all benefits provided by the Company to its employees. In addition, the Company agreed to: (i) a severance payment equal to twelve times Mr. Hull’s then existing monthly salary in the event his employment is terminated by the Company; and, (ii) accelerated vesting of Mr. Hull’s stock options in the event of a change in control of the Company. The Company entered into a severance agreement and release agreement with Mr. Hull in connection with his resignation announced in December 2004. The terms of which are more fully described below.

On March 24, 2005, the compensation committee of Applied Imaging Corp.’s board of directors approved and on March 28, 2005 the Company executed, employment agreements with Robin Stracey, the Company’s President and Chief Executive Officer (the “Stracey Employment Agreement”), and with Terry Griffin, the Company’s Corporate Vice President and Chief Financial Officer (the “Griffin Employment Agreement”).

Pursuant to the Stracey Employment Agreement, Mr. Stracey is entitled to an annual base salary of $260,000 and an annual bonus with a target performance rate equal to 50% of Mr. Stracey’s annual base salary and a maximal goal achievement and superior corporate performance rate equal to up to 75% of Mr. Stracey’s annual base salary. Mr. Stracey is entitled to receive an option exercisable for 150,000 shares to purchase shares of the Company’s Common Stock, subject to the Company’s customary vesting terms. Mr. Stracey is an at-will employee and either party may terminate the Stracey Employment Agreement at any time. Upon a change of control of the Company, all stock options granted to Mr. Stracey will become fully vested. In the event Mr. Stracey is terminated without cause or is involuntarily terminated within 12 months after a change of control of the Company, Mr. Stracey will receive a severance payment equal to 12 months of his base salary, additional vesting benefits and continued health coverage.

Pursuant to the Griffin Employment Agreement, Mr. Griffin is entitled to an annual base salary of $195,000 and an annual bonus with a target performance rate equal to up to 30% of Mr. Griffin’s annual base salary. Mr. Griffin is entitled to receive an option exercisable for 200,000 shares to purchase shares of the Company’s Common Stock, subject to the Company’s customary vesting terms. Mr. Griffin is an at-will employee and either party may terminate the Griffin Employment Agreement at any time. Upon a change of control of the Company, all stock options granted to Mr. Griffin will become fully vested. In the event Mr. Griffin is terminated without cause or is involuntarily terminated within 12 months after a change of control of the Company, Mr. Griffin will receive a severance payment equal to 6 months of his base salary, additional vesting benefits and continued health coverage.

Certain Relationships and Related Transactions

In connection with the resignation of Mr. Hull announced in December 2004, the Company entered into a severance agreement and release agreement with Mr. Hull. The terms of the agreement provide for a severance payment of $125,000 on December 31, 2004, and continued health care coverage, and a transitional consulting period during which Mr. Hull will continue to vest in his options previously granted. The entire agreement had been filed as an exhibit to the Company’s Current Report on Form 8-K dated January 4, 2005.

Board Compensation Committee Report on Executive Compensation

The following is provided to stockholders by the members of the Compensation Committee of the Board of Directors:

The Compensation Committee of the Board of Directors (the “Committee”), comprising three outside directors, is responsible for the administration of the Company’s compensation programs. These include establishing base salary for executive officers and both annual and long-term incentive compensation programs for all employees. The Company’s compensation programs are designed to provide a competitive level of total compensation and include incentive and equity ownership opportunities linked to the Company’s performance and stockholder return.

Compensation Philosophy: The Company’s overall executive compensation philosophy is based on a series of guiding principles derived from the Company’s values, business strategy, and management requirements. These principles are summarized as follows:

•	Provide competitive levels of total compensation which will enable the Company to attract and retain the best possible executive talent;

•	Motivate executives to achieve optimum performance for the Company;

•	Align the financial interests of executives and stockholders through equity-based plans;

•	Provide a total compensation program that recognizes individual contributions as well as overall business results.

Compensation Program: The Committee is responsible for reviewing and recommending to the Board the compensation and benefits of all officers of the Company and establishes and reviews general policies relating to compensation and benefits of employees of the Company. The Committee is also responsible for the administration of the Company’s stock option plans. There are three major components to the Company’s executive compensation: base salary, incentive bonuses and long-term incentives in the form of stock options.

1. Base Salary. In setting compensation levels for executive officers, the Committee reviews competitive information relating to compensation levels for comparable positions at medical product, biotechnology, and high technology companies. In addition, the Committee may, from time to time, hire compensation and benefit consultants to assist in developing and reviewing overall salary strategies. Individual executive officer base compensation may vary based on time in position, assessment of individual performance, salary relative to internal and external equity and critical nature of the position relative to the success of the Company.

2. Incentive Bonuses. The incentive bonus program provides a variable compensation opportunity for the executive officers. A pay out, if any, is based on a combination of corporate financial performance and individual officer performance relative to achievement of pre-established specified strategic objectives (e.g., new product development milestones, marketing/sales results, productivity enhancements and regulatory applications and approvals). An aggregate of $153,000 in bonuses were accrued for 2004, based on the Company’s performance.

3. Long-Term Incentives. The long-term performance-based compensation of executive officers takes the form of stock option awards under the Company’s stock option plans. The Committee believes that the equity-based compensation ensures that the Company’s executive officers have a continuing stake in the long-term success of the Company. All options granted by the Company have been granted with an exercise price equal to or in excess of the fair market value of the Company’s Common Stock on the date of grant. Options granted prior to December 10, 1998 become exercisable at the rate of 25% of the shares at the end of each year following the date of vesting commencement such that, subject to the employee’s or independent contractor’s continuous relationship with the Company. The option is fully exercisable four years from the date of the grant. Options granted after December 10, 1998 become exercisable at the rate of 25% of the shares at the end of the first year and then at the rate of 1/48 per month. Options granted as bonuses generally vest over two years, 50% after the first year monthly the following year. Options granted are subject to the employee’s or independent contractor’s continuous relationship with the Company. The option is fully exercisable four or two years, respectively, from the date of the grant. The Company has not issued any stock appreciation rights (SARs), stock purchase rights, long-term performance awards in stock to any Named Executive Officer or any other person under the Company’s stock option plans.

2004 Compensation for the Chief Executive Officer

In determining the salary of Carl Hull for 2004, the Committee considered competitive compensation data for the presidents and chief executive officers of similar companies within the medical device and biotechnology industry, taking into consideration Mr. Hull’s experience and knowledge. Based on the Company’s plan for specified goals, the Committee determined that Mr. Hull’s salary should be $250,000 effective January 1, 2004 and a cash bonus could be earned of up to 35% of his base salary. No such bonus was paid in 2004, based on the Company’s performance.

Mr. Hull’s base salary at the end of 2004 was below the 50th percentile of the comparative market data. It is the policy of the Company to review executive base salaries in relation to comparable positions in comparable companies. The Committee believes that base salaries should remain competitive with those in the industry taking into account the total compensation package of base salary and incentives.

Section 162(m) of the Internal Revenue Code Limitations on Executive Compensation

In 1993, Section 162(m) was added to the United Stated Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) may limit the Company’s ability to deduct for United States federal income tax purposes compensation in excess of $1,000,000 paid to the Company’s Chief Executive Officer and its four other highest paid executive officers in any one fiscal year. No executive officer of the Company received compensation in excess of this limit during fiscal 2004.

The foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under this Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates it by reference into such filing.

Respectfully submitted,

John F. Blakemore, Jr.

G. Kirk Raab

Pablo Valenzuela

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There are currently no employee directors serving on the Compensation Committee. No member of the Company’s compensation committee nor any executive officer has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

REPORT OF THE AUDIT COMMITTEE

The audit committee of the Company’s Board of Directors (the “Audit Committee”) consists of three non-employee directors, Blakemore, Marion and Valenzuela, each of whom has been determined to be independent as defined by the Nasdaq Marketplace Rules. The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the charter, as amended in October, 2002, is attached as Exhibit A to this Proxy Statement. Among its other functions, the Audit Committee appoints the Company’s independent accountants.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted accounting principles and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61.

The Company’s independent accountants also provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Committee discussed with the independent accountants that firm’s independence and considered whether the non-audit services provided by the independent accountants are compatible with maintaining its independence.

Based on the Audit Committee’s discussion with management and the independent accountants, and the Audit Committee’s review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the board of directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC.

Respectfully submitted,

John F. Blakemore, Jr., Chairman

Andre F. Marion

Pablo Valenzuela Ph.D.

AUDIT FEES

PricewaterhouseCoopers LLP (“PwC”) audited the Company’s financial statements for the fiscal year ended December 31, 2004 that were included in the Company’s most recent Annual Report on Form 10-K.

The following table summarizes fees billed to the Company by PwC for professional services for the years ended December 31, 2003 and 2004 (in thousands):

	2003	2004
Audit Fees	$203	$1,028
Audit Related Fees	2
Tax Fees	49	30
All Other Fees	—	—

Total Fees	$257	$1,058

Audit Fees.    These fees were for the audit of the financial statements included in the Company’s Annual Report on Form 10-K, review of interim financial statements included in Form 10-Q and for services that are normally provided by the independent auditors in connection with statutory and regulatory filings. For 2004, the audit fees for the period included $602,000 in fees related to the Audit Committee’s investigation and expanded audit leading to the restatement of the Company’s financial statements for the years ended December 31, 2003 and 2002 as well as for the quarterly periods ended June 30, 2004 and March 31, 2004.

Audit Related Fees.    These fees were for professional services provided in connection with employee benefit plans.

Tax Fees.    These fees were for tax compliance and the preparation of federal and state tax returns in the United States and for international subsidiaries of the Company.

All Other Fees.    No such services were provided by PwC in 2004 or 2003.

The Audit Committee meets with the Company’s independent registered accounting firm to approve the annual scope of accounting services to be performed, including all audit, audit-related, and non-audit services, and the related fee estimates. The Audit Committee also meets with the Company’s independent registered accounting firm, on a quarterly basis, following completion of their quarterly reviews and annual audit before the Company’s earnings announcements, to review the results of their work. Management and the Company’s independent registered accounting firm update the Audit Committee with material changes to any service engagement and related fee estimates as compared to amounts previously approved.

Under its charter, the Audit Committee has the authority and responsibility to review and approve, in advance, any audit and proposed permissible non-audit services to be provided to the Company by its independent registered public accounting firm. The Audit Committee has specifically approved non-audit services performed by PwC and has determined that the rendering of such non-audit services was compatible with maintaining PwC’s independence.

STOCK PERFORMANCE GRAPH

The following graph compares the five-year cumulative total stockholder return on the Company’s Common Stock with the five-year cumulative total return of the Nasdaq Stock Market, U.S. Index, and the Nasdaq Medical Equipment Index for the period beginning on December 31, 1999 and ending on December 31, 2004.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*

AMONG APPLIED IMAGING CORP.

NASDAQ STOCK MARKET (U.S. INDEX), AND,

NASDAQ MEDICAL EQUIPMENT INDEX

*	The graph assumes that $100 was invested on December 31, 1999 in the Company’s Common Stock, the Nasdaq Stock Market (U.S. Index), the Nasdaq Medical Equipment, and that all dividends were reinvested. No dividends have been declared or paid on the Company’s Common Stock. Stock performance shown in the above chart for the Common Stock is historical and should not be considered indicative of future price performance.

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

ANNUAL REPORT

The Company’s annual report to stockholders for the fiscal year ended December 31, 2004, including audited financial statements, accompanies this proxy statement. Copies of our Annual Report on Form 10-K for fiscal 2004 and the exhibits thereto are available from the Company without charge upon written request of a stockholder. Copies of these materials are also available online through the Securities and Exchange Commission at www.sec.gov. The Company may satisfy SEC rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more Company stockholders. This delivery method can result in meaningful cost savings for the Company. In order to take advantage of this opportunity, the Company may deliver only one proxy statement and annual report to multiple stockholders who share an address, unless contrary instructions are received prior to the mailing date. We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and/or annual report, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a record stockholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact the Company’s investor relations representative Crocker Coulson at CCG Investor Relations by telephone at (818) 789-0100. If your stock is held through a brokerage firm or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your brokerage firm or bank.

THE BOARD OF DIRECTORS

San Jose, California

April 11, 2005

ANNEX A

CERTIFICATE OF AMENDMENT TO

THE CERTIFICATE OF INCORPORATION OF

APPLIED IMAGING CORP.

Applied Imaging Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors adopted a resolution setting forth a proposed amendment to the Certificate of Incorporation of said Corporation and declaring said amendment advisable and directing that said amendment be submitted to the stockholders of said Corporation entitled to vote in respect thereof for their approval. The resolution setting forth said amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended by replacing the text of the first paragraph of Article IV thereof so that such text shall be and read as follows:

“Upon the amendment of this Article to read as herein set forth with the Delaware Secretary of State (the “Filing Date”), each [X*] outstanding shares of Common Stock shall be combined and converted automatically into one (1) share of Common Stock. In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share after the combination, as determined by the Board of Directors of the Corporation. All numbers of shares contained in this Certificate of Incorporation are stated after giving effect to the combination of the Common Stock and no further adjustment shall be made as a consequence of such combination.

The Corporation is authorized to issue two classes of shares of stock to be designated, respectively, Common Stock, $0.001 par value, and Preferred Stock, $0.001 par value. The total number of shares which the Corporation is authorized to issue is 56,000,000 shares. The number of shares of Common Stock authorized is 50,000,000. The number of shares of Preferred Stock authorized is 6,000,000.”

SECOND: That thereafter at the Annual Meeting of Stockholders of said corporation, duly called and held, upon notice in accordance with the General Corporation law of the state of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That thereafter said amendment was duly adopted in accordance with the provisions of General Corporation Law by obtaining the affirmative vote of a majority of the outstanding shares of Common Stock of said Corporation.

IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Incorporation has been signed by the Chief Executive Officer of the Corporation this              day of             ,             .

APPLIED IMAGING CORP.

By:
Chief Executive Officer

*X shall be a number between 2 to 4, as determined by the Board.

A-1

APPLIED IMAGING CORP.

ANNUAL MEETING OF STOCKHOLDERS

THURSDAY MAY 19, 2005

8:00a.m. Local Time

120 Baytech Drive

San Jose, California 95134

Applied Imaging Corp. 2005 Annual Meeting of Stockholders	Proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 19, 2005.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED “FOR” ITEMS 1 AND 2.

By signing the proxy, you revoke all prior proxies and appoint Robin Stracey, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the proxy holder to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:00 a.m. (CT) on May 18, 2004.

•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/aicx/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 18, 2004.

•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

•	Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Applied Imaging Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD

See reverse for voting instructions.

ò  Please detach here  ò

The Board of Directors Recommends a Vote FOR items 1 thru 2:

1. Election of Class III directors:	01 Andre F. Marion 02 Pablo Valenzuela	☐ For ☐ Against ☐ Abstain ☐ For ☐ Against ☐ Abstain

2. Authorization of the Board of Directors to effect up to a 1-for-4 reverse stock split of the Company’s common stock		☐ For ☐ Against ☐ Abstain

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

Address Change?   Mark Box    ☐             Indicate changes below:                         Date

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF THE NOMINATED CLASS III DIRECTORS; (2) FOR THE REVERSE STOCK SPLIT PROPOSAL TO BE IMPLEMENTED BY THE BOARD OF DIRECTORS; AND (3) AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

Signature(s) In Box

When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. If a joint tenancy, please have both joint tenants sign.